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                                                                     Exhibit 3.1


                         CERTIFICATE OF AMENDMENT OF THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                OF SCANSOFT, INC.

     The undersigned certify that:

     1. They are the duly elected and acting Chief Executive Officer and Chairman of the Board and the Secretary, respectively, of ScanSoft, Inc., a corporation organized under the laws of the State of Delaware.

     2. The name of the corporation is ScanSoft, Inc. and that the corporation was originally incorporated on September 21, 1995 under the name Visioneer Communications, Inc. pursuant to the General Corporation Law.

     3. The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this corporation is deleted in its entirety and amended to read in its entirety as follows:

          "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares which the corporation is authorized to issue is Three Hundred Twenty Million (320,000,000) shares. The number of shares of Common Stock authorized to be issued is Two Hundred Eighty Million (280,000,000), par value $.001 per share, and the number of shares of Preferred Stock authorized to be issued is Forty Million (40,000,000), par value $.001 per share."

     4. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

     5. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with the Certificate of Incorporation and the provisions of Section 242 of the Delaware General Corporation Law.

     Paul Ricci and Katharine A. Martin hereby further declare under penalty of perjury under the laws of the State of Delaware that each has read the foregoing certificate of amendment and knows the contents thereof and that the same are true and correct.

Dated: August 6, 2004

                                        /s/: Paul Ricci
                                        ----------------------------------------
                                        Paul Ricci, Chief Executive Officer and
                                        Chairman of the Board


                                        /s/: Katharine A. Martin
                                        ----------------------------------------
                                        Katharine A. Martin, Secretary